Exhibit (a)(1)(iii)
FORM OF NOTICE OF WITHDRAWAL
CAS MEDICAL SYSTEMS, INC.
WITHDRAWAL OF PREVIOUSLY TENDERED OPTIONS
PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 15, 2019,
THE WITHDRAWAL RIGHTS DESCRIBED BELOW WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON APRIL 17, 2019, UNLESS THE OFFER IS EXTENDED
All terms used in this withdrawal letter (the “Withdrawal Letter”) but not defined herein shall have the meanings ascribed to them in the Offer to Purchase. This Withdrawal Letter is for use by option holders who previously tendered their eligible options.
Pursuant to the terms and subject to the conditions of the Offer to Purchase dated March 15, 2019, the Election to Tender Eligible Options previously submitted to CAS Medical Systems, Inc. (“CASMED”), and this Withdrawal Letter, the optionholder completing this form hereby withdraws the tender of all eligible options that he or she previously tendered pursuant to the Offer to Purchase and the Election to Tender Eligible Options.
The optionholder completing this form understands, acknowledges and agrees that:
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subject to the terms and conditions of the offer, the optionholder may withdraw the tender of tendered eligible options prior to 5:00 p.m., New York City time, April 17, 2019;

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he or she may not rescind any withdrawal, and will not be deemed to properly accept the offer after any valid withdrawal, unless he or she properly re-tenders his or her eligible options before the expiration of the offer by the procedures described in the Offer to Purchase;

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he or she must withdraw from the offer with respect to all his or her tendered eligible options, and may not withdraw from the offer with respect to only a portion of his or her tendered eligible options. All such withdrawn options will remain outstanding pursuant to their current terms and conditions, including their respective exercise price;

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neither CASMED nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. CASMED will determine, in its discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Letters, which determination will be final and binding on all parties;

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all authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the optionholder’s death or incapacity, and all of such optionholder’s obligations hereunder shall be binding upon his or her heirs, personal representatives, successors and assigns; and

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as stated above, this Withdrawal Letter may not be rescinded, and he or she agrees to all of the terms and conditions of the offer and this Withdrawal Letter.

This Withdrawal Letter must specify the name of the optionholder who is withdrawing from the offer and must be signed by the optionholder who submitted the Election to Tender Eligible Options.

Important: To validly withdraw from the offer, CASMED must receive, at the address set forth below, the signature page to this Withdrawal Letter, or a facsimile or PDF thereof to the number or email set forth below, properly completed and signed by the optionholder, while he or she still has the right to withdraw from the offer. The method by which the optionholder delivers any required document is at the optionholder’s option and risk, and the delivery will be deemed made only when actually received by CASMED. If the optionholder elects to deliver the optionholder’s documents by mail, CASMED recommends using registered mail with return receipt requested. In all cases, the optionholder should allow sufficient time to ensure timely delivery prior to the expiration date.
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, Connecticut 06405
Attention: Jeffery A. Baird
Telephone: (203) 488-6056
Facsimile: (203) 315-6381
E-mail: jbaird@casmed.com
I have read and agree with the understandings and acknowledgments set forth in this Withdrawal Letter.
Name:

Date:            , 2019
Signature of Holder